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                                                                   Exhibit 10.22

[GRACE LOGO]

                                David B. Siegel
                                Senior Vice President, General Counsel
                                & Secretary

                                W. R. Grace & Co.
                                1750 Clint Moore Road
                                Boca Raton, FL 33487-2707

                                Phone:  (561) 362-1661

June 10, 1999


Mr. P. J. Norris
Chairman, President & CEO
W. R. Grace & Co.

Dear Paul,

Per our recent discussions, the following is a summary of the employment status, compensation and other arrangements that we agreed to regarding my personal situation in connection with the relocation of the Company's Headquarters to Columbia, Maryland:

1. I will remain with the Company in the position of Senior Vice President and General Counsel and resign from the position of Secretary in anticipation that Mark Shelnitz will be elected Secretary by the Board at its July 8, 1999 meeting.

2. Under this arrangement I will receive a salary increase to $300,000 per year effective July 1, 1999 and agree to divide my working time approximately 50%/50% between Boca Raton, Florida and Columbia, Maryland, with the intention of remaining with the Company as Senior Vice President and General Counsel, at least through June 30, 2000.

         By March 31, 2000, we will reach mutual agreement for me to either stay with the Company or to resign as of June 30, 2000. In either case, however, voluntary termination or resignation at the Company's request, I will be eligible for all of the Productivity Effectiveness Program
         (PEP) separation arrangements including, but not limited to, severance pay, vesting of stock options and prorated restricted shares, etc. Further, in the event we mutually agree to extend my employment with the Company beyond June 30, 2000, I will remain eligible for the PEP separation arrangements, provided that I give the Company 90 days notice if I voluntarily resign at any time after that date. In turn, I understand and agree that the Company will give me at least 90 days notice in the event it decides to terminate my employment at any time after June 30, 2000 and that the PEP severance arrangement will also be provided to me in such a case. However, as of June 30, 2001, I will become an employee at will and not be eligible for the PEP severance arrangement, in the event of my voluntary resignation.

3. If I become entitled to receive severance benefits under the Executive Severance Agreement between me and the Company (i.e., the "Golden Parachute"), then I will receive benefits under that Agreement and will not receive the benefits of the PEP separation arrangements. In addition, if I become eligible to receive severance pay under any other program or plan of the Company (other than the PEP separation arrangements), at the time I become entitled to receive benefits under the PEP separation arrangements, then I will not receive benefits under such other program or plan of the Company, and will only receive the benefits of the PEP separation arrangements; except that, if the benefits under such other program or plan are of greater cash value than the benefits of the PEP separation arrangements, I will only receive benefits under such other program or plan and not under the PEP separation arrangements.


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4.       I will not be eligible for the PEP relocation features such as, but not limited to, the Boca Raton home sale, home purchase in the Columbia, Maryland area, the miscellaneous allowance or the state income tax lump-sum payment. These features of the relocation program will be available to me if we mutually agree that I will relocate to Columbia after June 30, 2000.

5. In connection with dividing my working time between Boca Raton and Columbia, the Company will provide the following:

         o Availability of a furnished, one bedroom/den apartment in Baltimore

         o        Midsize rental car while on business in Columbia

         o        Roundtrip coach airfare

         In recognition of the above, I agree to pay for all of my other individual expenses, including meals (except business meals) while in Columbia.

This letter constitutes all the employment status and compensation arrangements agreed to regarding my personal situation in connection with to the relocation of the Company's Headquarters to Columbia, Maryland.

Sincerely,

Agreed and Accepted:

--------------------------------
P. J. Norris

--------------------------------
Date

cc:   W. B. McGowan
      W. L. Monroe